Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Fastenal Company:
We consent to the incorporation by reference in the registration statements (no. 333-52765, no. 333-134211, no. 333-162619, and no. 333-176401) on Form S-8 of Fastenal Company of our report dated February 5, 2015, relating to the consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows, and the related financial statement schedule for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report is included in the annual report on Form 10-K for the year ended December 31, 2014, of Fastenal Company.

/s/ KPMG LLP
Minneapolis, Minnesota
February 5, 2015